Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

March 16, 2009

SenoRx, Inc.
3 Morgan
Irvine, CA 92618

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by SenoRx, Inc. with the Securities and Exchange Commission on or about March 16, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 618,551 shares of your common stock, par value $0.001 per share (the “Shares”) to be issued pursuant to the 2006 Equity Incentive Plan (the “Plan”).  As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely, WILSON SONSINI GOODRICH & ROSATI Professional Corporation /s/ WILSON SONSINI GOODRICH & ROSATI